As filed with the Securities and Exchange Commission on November 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LGI HOMES, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-3088013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1450 Lake Robbins Drive, Suite 430 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

LGI HOMES, INC. 2013 EQUITY INCENTIVE PLAN

(Full title of the plan)

Charles Merdian

Chief Financial Officer

LGI Homes, Inc.

1450 Lake Robbins Drive, Suite 430

The Woodlands, Texas 77380

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (281) 362 - 8998

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, $0.01 par value	2,500,000 shares(2)	$13.035	$32,587,500	$4,197.27

(1)	Pursuant to Rule 416, this Registration Statement is deemed to include additional shares of common stock issuable under the terms of the LGI Homes, Inc. 2013 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Consists of shares of common stock issuable in respect of awards to be granted under the LGI Homes, Inc. 2013 Equity Incentive Plan.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act of 1933 and based upon the average of the high and low prices of LGI Homes, Inc.’s common stock as reported on the NASDAQ Global Select Market on November 13, 2013.

EXPLANATORY NOTE

LGI Homes, Inc. (the “Registrant” or the “Company”) is filing this Registration Statement on Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”), to register 2,500,000 shares of its common stock, par value $.01 per share (such common stock is referred to in this Registration Statement as the “common stock”), issuable pursuant to the terms of the LGI Homes, Inc. 2013 Equity Incentive Plan (the “2013 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference in this Registration Statement:

1. The Company’s prospectus dated November 6, 2013 and filed with the Securities and Exchange Commission (the “Commission”) on November 8, 2013 pursuant to Rule 424(b) under the Securities Act, relating to the Company’s Registration Statement on Form S-1 (Registration No. 333-190853);

2. The Company’s Current Reports on Form 8-K filed with the Commission on November 12, 2013 and November 18, 2013; and

3. The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on October 10, 2013, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing by the Company of a post-effective amendment to this Registration Statement which indicates that all such securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s bylaws provide for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The Company has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Woodlands, Texas, on the 20th day of November, 2013.

LGI HOMES, INC.

By:	/s/ Eric Lipar
Eric Lipar
Chief Executive Officer and Chairman of the Board

Each person whose signature appears below constitutes and appoints Eric Lipar and Charles Merdian, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric Lipar	Chief Executive Officer and	November 20, 2013
Eric Lipar	Chairman of the Board (principal executive officer)

/s/ Charles Merdian	Chief Financial Officer,	November 20, 2013
Charles Merdian	Secretary and Treasurer (principal financial and accounting officer)

/s/ Bryan Sansbury	Director	November 20, 2013
Bryan Sansbury

/s/ Robert K. Vahradian	Director	November 20, 2013
Robert K. Vahradian

/s/ Duncan Gage	Director	November 20, 2013
Duncan Gage

/s/ Steven Smith	Director	November 20, 2013
Steven Smith

INDEX TO EXHIBITS

4.1	Certificate of Incorporation of LGI Homes, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-190853)

4.2	Bylaws of LGI Homes, Inc. (incorporated by reference from Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1, Registration No. 333-190853)

*5.1	Opinion of Baker Botts L.L.P.

10.1	LGI Homes, Inc. 2013 Equity Incentive Plan (incorporated by reference from Exhibit 10.2 of Amendment No. 1 to the Registrant’s Registration Statement, Registration No. 333-190853)

10.2	Form of Stock Option Award Agreement between LGI Homes, Inc. and it executive officers (incorporated by reference from Exhibit 10.4 of Amendment No. 1 to the Registrant’s Registration Statement, Registration No. 333-190853)

10.3

Form of Restricted Stock Award Agreement between LGI Homes, Inc. and its executive officers (incorporated by reference from Exhibit 10.5 of Amendment No. 1 to the Registrant’s Registration Statement, Registration No. 333-190853)

10.4	Form of Restricted Stock Unit Award Agreement between LGI Homes, Inc. and its executive officers (incorporated by reference from Exhibit 10.6 of Amendment No. 1 to the Registrant’s Registration Statement, Registration No. 333-190853)

10.5	Form of Stock Appreciation Right Award Agreement between LGI Homes, Inc. and its executive officers (incorporated by reference from Exhibit 10.7 of Amendment No. 1 to the Registrant’s Registration Statement, Registration No. 333-190853)

*23.1	Consent of Ernst & Young LLP

*23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

*24.1	Power of Attorney (included on signature page of this Registration Statement)

*	Filed herewith.

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